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                                                                                                                      Exhibit 12.1

VISHAY INTERTECHNOLOGY, INC.
RATIO OF EARNINGS TO FIXED CHARGES

                                                              Six months    Year        Year        Year        Year       Year
                                                                Ended       Ended       Ended      Ended       Ended       Ended
                                                               6/30/03    12/31/02(1)  12/31/01   12/31/00    12/31/99    12/31/98

Net Earnings(loss)

           Income(loss) before income taxes and minority
           interest                                           $  17,792   $(100,045)  $  10,103   $ 690,225   $134,711    $ 42,646

           Fixed charges                                         25,121      38,371      26,027     33,792      61,290      57,384

           Less: Equity in income of affiliates                       0           0           0     (2,573)     (2,195)     (1,084)

                                                               --------    --------    --------   --------    --------    --------
Earnings(loss), as adjusted                                   $  42,913   $ (61,674)  $  36,130   $721,444   $ 193,806    $ 98,946
                                                               ========    ========    ========   ========    ========    ========

Fixed Charges

           Interest expense                                   $  19,465   $  28,761   $  16,848   $  25,177  $  53,296    $ 49,038

           Portion of rent expense representative of interest     5,191       9,125       7,588      7,143       7,130       7,901

           Amortization of deferred issuance costs                  465         485       1,591      1,472         864         445

                                                               --------    --------    --------   --------    --------    --------
Total Fixed Charges
                                                               $ 25,121    $ 38,371    $ 26,027   $ 33,792    $ 61,290    $ 57,384
                                                               ========    ========    ========   ========    ========    ========

Ratio of earnings to fixed charges                                 1.71        --          1.39      21.35        3.16        1.72
                                                               ========    ========    ========   ========    ========    ========
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(1)   Earnings were insufficient to cover fixed charges by $61,674,000.